Exhibit 99.1

NEWS RELEASE

For Immediate Release

date: Aug. 4, 2006

contact:

Robin Keegan
Manager, Media Relations
404 584 3946 (office)
404 783 1758 (cell)
rkeegan@aglresources.com

VIRGINIA NATURAL GAS ACCEPTS PERFORMANCE BASED RATE PLAN; COMMITS TO BUILD PIPELINE

NORFOLK, Va. - Virginia Natural Gas, a subsidiary of AGL Resources (NYSE: ATG), today launches the first ever performance based rate plan for a Virginia natural gas utility by filing a notice of acceptance of the modifications to its proposed plan as approved by the Virginia State Corporation Commission.

Under the plan, the company commits to build a new pipeline across the James River/Hampton Roads channel. The plan also freezes Virginia Natural Gas customers’ non-gas rates for five years, at terms which have not increased since 1996, bringing more certainty to customers.

“This $48-$60 million pipeline project will provide additional gas supply and serve as an economic development boost for the entire region,” said Hank Linginfelter, president of Virginia Natural Gas. “Moreover, the rate freeze provides our customers with better price stability and certainty for years to come.

“We are thankful the plan was widely supported and that it was approved. We look forward to getting the pipeline built,” concluded Linginfelter.

About Virginia Natural Gas
Virginia Natural Gas provides natural gas service to more than 264,000 residential, commercial and industrial customers in Southeastern Virginia. The company is based in Norfolk. Virginia Natural Gas continues to be one of the fastest growing natural gas distribution companies in the country and is known for its outstanding customer service.

About AGL Resources
AGL Resources, an Atlanta-based energy services holding company, serves 2.2 million customers in six states through its utility subsidiaries - Atlanta Gas Light, Elizabethtown Gas in New Jersey, Virginia Natural Gas, Florida City Gas, Chattanooga Gas, and Elkton Gas in Maryland. Ranked by Forbes as one of the 10 Best Managed Utilities and No. 250 in the Forbes Platinum 400 as well as No. 647 on the Fortune 1000 and No. 40 in the Fortune gas and electric utilities sector in 2006, AGL Resources reported revenue of $2.7 billion and net income of $193 million in 2005. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout the East and Midwest. As a 70 percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. AGL Networks, the company's telecommunications subsidiary, owns and operates fiber optic networks in Atlanta and Phoenix. The company also owns and operates Pivotal Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana. For more information, visit www.aglresources.com.